                                                                    EXHIBIT 10.7


                         PROLONG SUPER LUBRICANTS, INC.

                        SERVICE AND ENDORSEMENT CONTRACT
                        --------------------------------


     This Agreement is made this 29th day of April, 1996, by and between Prolong Super Lubricants, Inc., a Nevada corporation ("Prolong"), and Al Unser, an individual ("Unser"). Prolong and Unser are hereinafter at times referred to individually as the "Party" and collectively as the "Parties."

                                    RECITALS
                                    --------

     A) Prolong is in the business of manufacturing and marketing lubrication products (the "Products"). The Products currently manufactured and sold by Prolong are set forth on Exhibit "A" attached hereto. The defined term "Products" shall include all enhancements, improvements, modifications and changes to the existing Products;

     B) Unser is a professional race car driver and has significant celebrity recognition arising both out of his success as a race car driver and from other activities in which he has engaged that have added to his public recognition;

     C) Prolong believes it would be in its best interest and Unser believes it would be in his best interest for Prolong to engage Unser and to use Unser's likeness, name, photograph, voice, signature, initials and endorsements (the "Promotional Materials") in marketing the Products.

     NOW, THEREFORE, in consideration of the foregoing Recitals and the terms and conditions hereinafter set forth, the Parties hereby agree as follows:

                                   AGREEMENT
                                   ---------

     1.   Services.
          --------

          1.1  Use of Promotional Materials. Unser hereby grants to Prolong the
               ----------------------------
exclusive right and license throughout the world (the "Territory") to use his likeness, name, photograph, voice, signature, initials and endorsements in the promotion and sale of the Products. The Promotional Materials may be used by Prolong in any advertising now existing or hereafter used in any and all media forms. The Promotional Materials shall be used to promote the sale of the Products.

          1.2  Personal Services. During each 12-month period that this
               -----------------
Agreement is in effect, Unser shall make himself available without charge to Prolong for five (5) one-day appearances for functions to meet and greet the public or for special appearances. Unser also agrees to make additional appearances subject to the compensation as set forth herein and which may be reasonably required to carry out the express purpose and terms and conditions of this Agreement. Appearances by Unser shall consist of participation in any media or promotional events, filming, taping or any other activity reasonably related to the marketing and promotion of the Products. Unser agrees to act as a goodwill ambassador for Prolong and its products and to take advantage of opportunities to talk about and promote Prolong and its products during the course of his day-to-day activities. As part of said promotional activities Unser agrees to wear Prolong's apparel, including hats, shirts and jackets, when such apparel would be reasonably appropriate based on the nature of the event when Unser is in attendance at race car events. The duties set forth in this Section 1.2 shall hereinafter be referred to as the "Services."

     2.  Availability. The dates and times when Unser shall be personally
         ------------
available to make personal appearances or to provide other services on behalf of Prolong shall be determined by mutual agreement between the Parties. Prolong shall make every effort to notify Unser no less than thirty (30) days in advance of any personal appearances and Unser shall not have the right to refuse said appearances so long as they do not conflict with any items on his personal schedule. Unser shall use his best efforts to honor any request by Prolong to make an appearance.

     3.  Approval by Unser.  All printed promotional materials, printed
         -----------------
advertising, press releases and any other communicative materials utilizing Unser's photographic image, name, signature, endorsement or initials shall not be derogatory to the image of Unser as reasonably determined by Unser and Barnes Dyer Marketing ("BDM"), Unser's authorized agent, prior to release, publishing, broadcasting or other dissemination. Prolong agrees to provide BDM copies of all such materials for approval no later than five (5) days before any such release or dissemination. BDM and Unser agree to respond promptly to every such request for approval, but in any case shall respond no later than five (5) days after receipt of such request for approval. If no response is received by Prolong within such five-day period, such non-response shall be deemed to constitute approval. Any approval to be provided by Unser shall not be unreasonably withheld.

     4.  Professional Conduct. Unser hereby agrees to provide the Services
         --------------------
pursuant to this Agreement in a professional manner that will reflect favorably on Prolong and others associated with Prolong, and on the Products. Unser agrees to use his best efforts to promote Prolong and the Products during the term of this Agreement and will take every reasonable opportunity during the term of this Agreement when and where reasonably appropriate to promote Prolong and the Products. Unser agrees to conduct himself with due regard to public conventions and morals and further agrees not to do or commit any act or thing that would reasonably tend to derogate or detract from the goodwill of Prolong or the Products.

     5.  Use of Promotional Materials. Use of the Promotion Materials shall be
         ----------------------------
subject to approval by Unser as set forth in Section 3 above. The Promotional Materials shall not be used in any way that would diminish the goodwill associated therewith or in any way damage the image or reputation of Unser.

     6.  Term. The Promotional Materials shall be available to Prolong and the
         ----
Services shall be provided to Prolong for a period of three (3) years, beginning on November 1, 1996 and ending on October 31, 1999 subject to an option to extend for an additional four (4) year term as set forth herein (the "Term"). On or before the 90th day prior to the end of the third year, either Party upon notice to the other Party may extend the Term of this Agreement for an additional four (4) years (the "Option"). The Option period shall be governed by the express terms and conditions as set forth in this Agreement. Prolong may terminate this Agreement prior to the end of the Term if Unser is unable to perform the Services for any reason or if there is a material breach of this Agreement by Unser. Any compensation to be paid to Unser shall be prorated through the date of termination.

     7.  Compensation.
         ------------

          7.1 Compensation Amount. Prolong shall compensate Unser for the
              -------------------
 right to use the Promotional Materials and the Services by providing the following consideration to Unser:

            Percentage of           Prolong                                        Guaranteed
  Year      Net Retail Sales        Common Stock           Earnings Cap            Payment
  ----      ----------------        ------------           ------------            ----------
   1             1.5%                 40,000                $100,000                $15,000
   2             1.25%                    --                $125,000                $15,000
   3             1.0%                     --                $150,000                $15,000
   4             1.0%                     --                $175,000                $75,000
   5             1.0%                     --                $200,000                $75,000
   6             1.0%                     --                $225,000                $75,000
   7             1.0%                     --                $250,000                $75,000

          7.2  Payment Terms. The guaranteed payments set forth above shall be
               -------------
offset against any Royalties received from Net Retail Sales. The Guaranteed Payments for years one through three shall be paid in four equal quarterly installments each year of $3,750 each, with the payments to be made on the first day of each calendar quarter beginning on January 1, 1997 during each 12-month period. The Guaranteed Payments during years four through seven shall be made in four equal quarterly installments of $18,750 each with each payment to be made on the first day of each calendar quarter beginning on January 1, 2000 during each 12 month period. All payments to Unser shall be made payable to BDM, Unser's authorized representative, at 15510 Rockfield Blvd., Suite "C", Irvine, California 92718.

          Royalties shall only be paid at such time as the total Royalty payments for the applicable year exceed the amount of the total Guaranteed Payment amount for said year. For purposes of this Agreement "Royalty" shall mean the payments based on a percentage of Net Retail Sales. "Net Retail Sales" shall mean sales of Prolong products to end users located in the United States or to resellers who will sell products to end users located in the United States all of whom sell said products as "consumer goods" for use primarily for personal, family or household purposes. Net Retail Sales shall not include the sale of "consumer goods" sold by Prolong as a result of direct response sales which include, but are not limited to, sales made through media advertisements of any nature that result in product sales to customers through their response to an advertised telephone order number such as an "800" number. Net Retail Sales shall be equal to gross sales minus any charge backs, taxes, returns and allowances, shipping and handling charges, credit card charge backs and any other deductions used to arrive at "net sales" in accordance with generally accepted accounting principles consistently applied.

          The Royalty shall be paid on or before the twentieth (2Oth) day following the end of each applicable quarter.

          7.3  Accounting. Prolong shall submit comprehensive quarterly Royalty
               ----------
statements to BDM along with each payment to BDM. BDM and Unser shall have the right to reasonably review and inspect all accounting documents, methods and materials used by Prolong to record sales and earnings in order to verify Royalty payments. BDM and Unser agree to keep confidential and secret all information they receive from the accountings provided by Prolong and acknowledge that such information, if disseminated to third parties, could harm Prolong economically.

          7.4  Personal Appearance Fees. For each additional one-day appearance
               ------------------------
by Unser, Prolong shall pay to Unser $5,000 for the first day and $3,500 for each consecutive day thereafter. In the event that a personal appearance relates to a charity event, Unser hereby agrees to a fee of $3,750 per day. The foregoing personal appearance fees shall be paid on or before the 30th day following the date of the appearance.

          7.5  Infomercial Contract Offset. The Parties entered into an
               ---------------------------
Agreement dated July 28, 1995, whereby Unser agreed to provide personal services used by Prolong in the taping of an infomercial (the "Infomercial") for Prolong (the "Infomercial Contract"). Unser hereby agrees that if, for any reason, the Infomercial is discontinued at any time on or before the end of the second year of the Infomercial Contract, the Guaranteed Payment shall be equal to the greater of the guaranteed amount in the Infomercial Contract for the year in which the Infomercial Contract is terminated or the Guaranteed Payment amount pursuant to this Agreement for the year following the year in which the Infomercial is terminated, and Unser would not be entitled to receive a guaranteed payment amount pursuant to the Infomercial Contract. For example, if the Infomercial Contract is terminated at the end of year 2 on July 28, 1997, the guaranteed amount for year 3 of $60,000 would be substituted in the place of the Guaranteed Payment of $15,000 for "year 2" of this Agreement beginning on November 1, 1997. If the Royalty based on the Percentage of Net Retail Sales during "year" 2" equals $55,000, the payment to Unser for "year 2" under this Agreement would be $60,000 (the greater of the Percentage amount or the Guaranteed Payment). No payment would be due under the Infomercial Contract.

          7.6  Stock Consideration. The 40,000 shares of stock to be issued to
               -------------------
Unser (the "Shares") shall be issued effective as of the date of this Agreement, April 29th, 1996 subject to the representations and warranties and restrictions set forth herein. The value of the Shares as negotiated by the Parties shall be deemed to be $1.00 per Share.

          7.7  BDM Stock Payment. Prolong hereby agrees to issue 10,000 shares
               -----------------
of Prolong common stock (the "BDM Stock") to BDM as partial consideration for services rendered by BDM relating to the Promotional Material and Services to be provided to Prolong. The BDM stock shall be issued concurrent with the execution of this Agreement and Prolong shall not have any obligations whatsoever to BDM for any other costs, fees or consideration in any way relating to the subject matter of this Agreement. The BDM Stock is also referred to hereinafter at times as the "Shares."

               7.7.1  REPRESENTATIONS OF UNSER.  Unser hereby represents,
                      ------------------------
warrants and agrees as follows:

          (a) The Shares have not been registered under the Act, as amended, in reliance upon the exemption from the registration requirements under the Act provided in Section 3(b) as interpreted by Regulation D. The Shares have not been registered under the California Securities Laws or under the Nevada Securities Laws. Therefore, Unser understands that Unser must bear the economic risk of the investment for an indefinite period of time since the Shares cannot be offered for sale or sold without compliance with the provisions of the Act, the California Securities Laws and the Nevada Securities Laws.

          (b) Unser will not sell, assign, transfer or otherwise dispose of all or any part of the Shares without complying with the provisions of the Act, the California Securities Laws and the Nevada Securities Laws. In addition, the transfer records of Prolong will be noted indicating the restrictions on transferability and sale and the stock certificates will bear any legend required by the California Securities Laws and the Nevada Securities Laws, as well as the following legend:

          "THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE FEDERAL SECURITIES ACT OF 1933. THEY MAY NOT BE SOLD OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THAT ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED."

               7.7.2  KNOWLEDGE OF UNSER. Unser acknowledges and is aware of the
                      ------------------
following:

          (a) Unser has adequate means of providing for Unser's current needs and possible personal contingencies, and has no need for liquidity of Unser's investment in Prolong. Unser understands the highly speculative risk of investing in the Shares and that there is a high degree of risk of loss of Unser's entire investment or of having to hold the Shares for an indefinite period of time.

          (b) There are substantial restrictions on the transferability of the Shares; the Shares will not be, and investors in Prolong have no rights to require that the Shares be, registered under the Securities Act; there will be no public market for the Shares; Unser may not be able to avail itself of the provisions of Rule 144 adopted by the Securities and Exchange Commission under the Securities

Act with respect to the resale of the Shares; and, accordingly, it may not be possible for Unser to liquidate its investment in Prolong.

          (c) Unser is personally familiar with and fully understands the business operations and financial condition of Prolong, and has full access to the records of Prolong and all information pertaining to its operations, plans and financial condition.

          (d) Unser is aware that Prolong has just been successful starting in the first part of 1996 in creating a substantial market for and/or penetrating markets for the sale of its products and is competing in a highly competitive market which includes more experienced and larger companies. There can be no assurance that Prolong or its products will be able to successfully compete with these companies for potential customers.

          (e) Unser is an investor of sufficient sophistication able to make an informed investment decision based upon his knowledge of the business and affairs of Prolong; the records, files and plans of Prolong, as to all of which Unser has had full access; such additional information as Unser may have requested and received from Prolong; and, the independent inquires and investigations undertaken by Unser.

          (f) Unser has had an opportunity to ask questions of and receive answers from the officers and directors of Prolong, or persons acting on their behalf, concerning the terms and conditions of this investment, and all such questions have been answered to Unser's full satisfaction.

          (g) Unser has the authority to execute this Agreement.

          (h) Unser is aware that no federal or state agency has made any finding or determination as to the fairness for public investment in, nor any recommendation or endorsement of the Shares.

          (i) Unser hereby understands that the price per share has been determined by management of Prolong and the per Share price does not necessarily reflect the same price that may be charged to other investors for shares in Prolong and Unser had the opportunity to fully and fairly negotiate the purchase price of the Shares.

          (j) Unser understands that Prolong may require additional funds in order to continue its operations and may need to raise additional capital. There is no assurance, however, that Prolong will be successful in additional private offerings or in obtaining the necessary underwriting or investment support to complete a public offering as required to provide the necessary funds to Prolong.

          (k) Unser recognizes that Prolong is relying upon the representations and warranties made in this Section 7.6.2 in selling the Shares pursuant to this Agreement, and agrees to indemnify Prolong against any and all loss, damage or liability arising out of a breach of any such representations or warranties.

          7.7.3  Forfeiture of Shares. In the event this Agreement is terminated
                 --------------------
on or before November 1, 1997, Unser shall forfeit 32,000 Shares to Prolong and BDM shall forfeit 8,000 Shares to Prolong. In the event this Agreement is terminated after November 1, 1997, but on or before November 1, 1998, Unser shall forfeit 20,000 Shares to Prolong and BDM shall forfeit 5,000 Shares to Prolong. In the event of a forfeiture as set forth herein, Unser and BDM shall be deemed to transfer all right, title and interest in the forfeited Shares to Prolong as of the date of termination of this Agreement. After November 1, 1998, the Shares shall be fully vested in Unser and BDM and shall not be subject to forfeiture pursuant to this Section. Until the time of forfeiture, if it occurs, Unser and BDM shall have all rights associated with all of the Shares held by them.

          7.7.4  Restriction on Transfer of Shares. Until such time as the
                 ---------------------------------
Shares become fully vested, those Shares that are still subject to forfeiture shall not be sold, transferred or encumbered in any way without the express written consent of Prolong which may be withheld in its sole and absolute discretion.

     8.  Expenses. Prolong shall pay for all reasonable expenses incurred by
         --------
Unser associated with any personal appearances made by Unser pursuant to the terms and conditions of this Agreement (the "Expenses"). The Expenses shall include first-class, round-trip air transportation and reasonable costs associated with lodging, meals and other transportation expenses incurred by Unser in the course of making the personal appearances. Prolong shall either pay the Expenses directly or shall reimburse Unser for the Expenses incurred by him no later than 30 days following receipt of an accounting of the Expenses from Unser.

     9.  Noncompetition by Unser. Unser agrees that he will not endorse any
         -----------------------
competitive products during the Term of this Agreement. The competitive products shall be as follows: Engine treatment, transmission treatment, fuel conditioner, penetrant spray, precision oil, engine oil and grease.

     10.  Confidentiality. In the course of working with Prolong in providing
          ---------------
the Services as set forth in this Agreement, Unser may have access to certain confidential information and materials which may be disclosed verbally or in writing to Unser concerning Prolong and/or the Products (the "Confidential Information"). Unser hereby agrees not to utilize or disclose any Confidential Information except as required in carrying out the Services and shall take reasonable steps to protect any public disclosure of the Confidential Information. Unser shall, during the Term of this Agreement and at any time thereafter, hold in confidence and not disclose to any person or entity without the express prior written authorization of Prolong, names or addresses of any of Prolong's customers, Prolong's past or prospective dealings with its customers; the parties, dates or terms, if any, of Prolong's contracts; any information, trade secrets, systems, processes or business methods, or any other secret confidential matters relating to the customers or business affairs of Prolong or any companies affiliated with Prolong. All written material or other property, tangible or intangible, provided to Unser, or developed in conjunction with Unser, that contain proprietary rights and materials, including copyrights therein, arising out of or resulting from the performance of this Agreement shall belong to Prolong and shall not be disseminated or used in any way by Unser except as expressly set forth herein. Upon termination of this Agreement, all said materials shall be returned by Unser to Prolong. Such information and materials shall not include any general marketing information or other materials or information that is generally known by or has been disseminated to the public.

     Prolong's rights and interests (including all rights of copyright print) in and to the Promotional Materials and the results and proceeds of the Services hereunder are at times referred to hereinafter as the "Proceeds". The Proceeds are a "work made for hire" for Prolong to be used by Prolong in its promotional and marketing materials, commercials and ads in any form of marketing media and, therefore, are "specially ordered and commissioned" for use as a part of the marketing activities and promotional works of Prolong.

     11.  Independent Contractor Status. Unser hereby declares that Unser is
          -----------------------------
engaged in an independent business and Unser will perform the Services as an independent contractor and not as agent, employee or servant of Prolong. In no event shall Unser be allowed to engage any other individual to carry out the duties of Unser pursuant to this Agreement. Unser shall be responsible for the payment of any state or federal withholding tax, social security tax or other payroll tax, and worker's compensation insurance related to the performance of the Services.

     12.  Indemnification. Prolong agrees for itself and its successors and
          ---------------
assignors to defend, hold harmless and indemnify, both collectively and individually, Unser and BDM, their officers, agents, employees and their successors and assigns, and anyone acting on behalf of any of them, from and against any and all losses, costs and damages, expenses or claims (including attorney's fees), whether such claims are groundless or to, arising out of any claim, including but not limited to claims of personal injury, death or damage to property, whether real or personal, or false advertising or misrepresentation, uniess such claims arise from Unser or BDM's misconduct or negligence. The intent of this indemnification Section is to cause Prolong to indemnify and hold harmless Unser and BDM from any and all third-party claims of any nature arising out of, or related to this Agreement or performance hereunder, unless such claims arise from the breach of this Agreement by Unser or the misconduct or negligence of BDM or Unser.

     13.  Termination.
          -----------

          (a) Termination by Either Party. Either party may, upon 30 days'
              ---------------------------
notice to the other of breach and a subsequent failure to correct such breach within 30 days after such written notice, terminate further performance under this Agreement, while maintaining the right to require performance by the other party of those obligations accruing prior to the date of termination as determined herein. The payment of all compensation earned by Unser under this Agreement will fully discharge all of Prolong's obligations hereunder.

          (b) Cure. At any time that Prolong is in breach of the compensation
              ----
terms of this Agreement, either for Royalties or guarantees, Prolong shall have 30 days to cure such breach after 30 days' written notice from Unser/BDM of the breach. In the event of failure to cure within the time limits provided hereunder, in addition to such other remedies to which Unser may be entitled, Unser shall have the right to halt use of the Promotional Materials by Prolong thereafter, in which event Prolong agrees it shall cease using in any way the Unser image and agrees to recall all outstanding material produced hereunder which uses the Unser image.



     (14)  General Provisions.
           ------------------

          (a) Notices. All notices pertaining to this Agreement shall be in
              -------
writing and shall be transmitted either by facsimile, overnight mail, personal hand delivery or through the facilities of the United States Post Office, certified or registered mall, return receipt requested. The addresses set forth below for the respective Parties shall be the places where notices shall be sent, unless written notice of a change of address is given.

          Prolong Super Lubricants, Inc.         Al Unser
          1210 North Barsten Way                 c/o Matt Stowe
          Anaheim, CA 92806                      Barnes Dyer Marketing
                                                 15510 Rockfield Blvd, Ste. C
                                                 Irvine, CA 92618

Any such notices shall be deemed to be given as of the date so delivered.

          (b) Attorneys' Fees. In the event that any legal, declaratory, self
              ---------------
help, or equitable action or arbitration or any other action not considered to be a legal or equitable action is commenced between the Parties hereto or their personal representatives concerning any provision of this Agreement or the rights and duties of any person in relation thereto, the prevailing Party shall be entitled, in addition to such other relief that may be granted, to a reasonable sum for their attorney's fees and any other costs and expenses relating thereto.

          (c) Governing Law. The validity, interpretation, construction and
              -------------
performance of this Agreement shall be controlled by and construed under the laws of the State of California. In the event of any litigation arising out of any dispute in connection with this Agreement, the Parties hereby consent to the jurisdiction of the California courts with venue in Orange County, California which is the agreed upon location where the Parties entered into this Agreement.

          (d) Binding Effect. Each and every covenant, term, provision and
              --------------
agreement herein contained shall be binding upon and inure to the benefit of the Parties hereto and their respective heirs, successors, assigns and legal representatives and shall survive the termination of this Agreement where appropriate to carry out the terms thereof.

          (e) Amendments. Modifications and Waivers. No amendment or
              -------------------------------------
modification of this Agreement or any exhibit or schedule hereto shall be valid unless made in writing and signed by the party to be charged therewith. No waiver of any provision of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar. No waiver shall be binding unless executed in writing by the party making the waiver.

          (g) Assignment. The interest of Unser in this Agreement is personal
              ----------
and shall not be assigned, transferred, shared or divided in any manner by Unser.

          (h) Severability. Every provision of this Agreement is intended to be
              ------------
severable. If any terms or provisions hereof are illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remainder of the Agreement.

          (i) Parties in Interest. Nothing in this Agreement shall confer any
              -------------------
rights or remedies under or by reason of this Agreement on any persons other than the Parties and their respective successors and assigns nor shall anything in this Agreement relieve or discharge the obligation or liability of any third person to any party to this Agreement, nor shall any provision give any third person any right of subrogation or action over or against any party to this Agreement.

          (j) Entire Agreement. This Agreement contains the entire Agreement
              ----------------
between the Parties hereto, and supersedes any prior written or oral agreement between the Parties concerning the subject matter contained herein. There are no representations, agreements, arrangements or understandings, oral or written between the Parties hereto, relating to the subject matter contained in this Agreement, which are not fully expressed herein.

     This Agreement is adopted and made effective as of the date first set forth above as evidenced by the signatures of the Parties hereto.

PROLONG SUPER LUBRICANTS, INC.


By:
     -------------------------
     Elton Alderman, President


AL UNSER


------------------------------
          Al Unser

          Barnes Dyer Marketing in return for the BDM Stock issued to them pursuant to the Agreement hereby agrees that the representations and warranties set forth in Sections 7.7.1 and 7.7.2 shall apply to BDM as though BDM is inserted in place of Unser and that BDS shall be deemed a party to the Agreement subject to all the terms and conditions set forth therein except to the extent that such terms and conditions relate to rights, duties and obligations of Unser.

                                    Barnes Dyer Marketing



                                    By:
                                       ------------------
                                         Matt Stowe